EXHIBIT 4.3

  SECOND AMENDMENT TO RIGHTS AGREEMENT, DATED AS OF APRIL 19, 2000, BETWEEN NBT
    BANCORP INC. AND AMERICAN STOCK TRANSFER TRUST COMPANY AS RIGHTS AGENT.


                      SECOND AMENDMENT TO RIGHTS AGREEMENT

         SECOND AMENDMENT dated as of April 19, 2000 (this "Second Amendment"), to the RIGHTS AGREEMENT dated as of November 15, 1994, as amended as of December 16, 1999 (the "Agreement"), between NBT Bancorp Inc., a Delaware corporation (the "Corporation"), and American Stock Transfer Trust Company (the "Rights Agent").

         WHEREAS, the Corporation and the Agent have entered into the Agreement at the direction of the Corporation; and

         WHEREAS, the Distribution Date (as defined in the Agreement) has not occurred and the penultimate sentence of Section 26(a) of the Agreement is not applicable to this Amendment; and

         WHEREAS,   Section  27  of  the  Rights  Agreement  provides  that  the
Corporation may from time to time supplement or amend the Rights Agreement in accordance with the terms of Section 27; and

         WHEREAS, the Corporation and BSB Bancorp, Inc., a Delaware corporation ("BSB"), have entered into an Agreement and Plan of Merger, dated as of April 19, 2000 (the "Merger Agreement"), pursuant to which BSB will merge (the "Merger") with and into the Corporation; and

         WHEREAS, in connection with the Merger Agreement, the Corporation and BSB have entered into a Stock Option Agreement, dated April 19, 2000 (the "Option Agreement"), pursuant to which the Corporation has granted to BSB an option to purchase shares of the Corporation's Common Stock under certain circumstances and upon certain terms and conditions; and

         WHEREAS, the Board of Directors has determined that the transactions contemplated by the Merger Agreement are advisable; and

         WHEREAS, the Board of Directors has determined that it is advisable to amend the Rights Agreement to exempt the Merger Agreement, the Option Agreement and the transactions contemplated thereby (including, without limitation, the option granted pursuant to the Option Agreement) from the application of the Rights Agreement; and

         WHEREAS,  the Board of  Directors of the  Corporation  has approved and
adopted  this  Amendment  and  directed  that  the  proper   officers  take  all
appropriate steps to execute and put into effect this Amendment.

         NOW, THEREFORE, the Agreement is amended as follows (terms used and not defined herein have the meanings as defined in the Agreement):

 1. Section 1(a) of the Rights Agreement is hereby amended by inserting the following sentence at the end thereof:

                  "Notwithstanding anything in this Agreement to the contrary, until the termination of both the BSB Merger Agreement and the BSB Stock Option Agreement (each as defined below) in accordance with their respective terms, neither BSB Bancorp, Inc., a Delaware corporation ("BSB"), nor any Affiliate or Associate of BSB (collectively with BSB, the "BSB Parties") shall be deemed to be an Acquiring Person by virtue of the fact that BSB is the Beneficial Owner solely of shares of Common Stock (i) of which any BSB Party is or becomes the Beneficial Owner by reason of the

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         approval,  execution or delivery of the  Agreement  and Plan of Merger, dated as of April 19, 2000, by and between the Corporation and BSB, as may be amended from time to time (the "BSB Merger Agreement"), or the Stock Option Agreement, dated April 19, 2000, between the Corporation, as issuer, and BSB, as grantee, as may be amended from time to time (the "BSB Stock Option Agreement"), or by reason of the consummation of any transaction contemplated in the BSB Merger Agreement, the BSB Stock Option Agreement or both, (ii) of which any BSB Party is the Beneficial Owner on the date hereof, (iii) acquired in satisfaction of debts contracted prior to the date hereof by any BSB Party in good faith in the ordinary course of such BSB Party's banking business, (iv) held by any BSB Party in a bona fide fiduciary or depository capacity, or (v) owned in the ordinary course of business by either (A) an investment company registered under the Investment Company Act of 1940, as amended, or (B) an investment account, in either case for which any BSB Party acts as investment advisor."

 2. Section 15 of the Rights Agreement is hereby amended to add the following sentence at the end thereof:

                  "Nothing in this Agreement shall be construed to give any holder of Rights or any other Person any legal or equitable rights, remedies or claims under this Agreement in connection with any transactions contemplated by the BSB Merger Agreement or the BSB Stock Option Agreement."

 3. This Amendment shall be deemed to be in force and effective immediately prior to the execution and delivery of the Merger Agreement. Except as amended hereby, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.

 4. The provisions of Sections 27, 29, 30, 31, and 33 of the Agreement shall apply to this Amendment as if set forth herein.


         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

                     NBT BANCORP INC.

                     By:    /s/  DARYL R. FORSYTHE
                          ----------------------------------
                                 Daryl R. Forsythe
                              President and Chief Executive Officer



                     AMERICAN STOCK TRANSFER TRUST COMPANY, as
                     Rights Agent

                     By:     /s/  HERBERT J. LEMMER
                          -----------------------------------
                                  Herbert J. Lemmer
                                     Vice President